Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Anna Cordasco/Keil Decker
Citigate Sard Verbinnen
 (212) 687-8080

CITADEL BROADCASTING ANNOUNCES STOCK BUYBACK AUTHORIZATION

NEW YORK, June 29, 2004 -- Citadel Broadcasting Corporation (NYSE:CDL) today announced that its Board of Directors has authorized the Company to spend up to $100 million to repurchase shares of its outstanding common stock. Citadel expects such repurchases to be effected from time to time, in the open market, in private transactions or otherwise, subject to market conditions. No assurance can be given as to the time period over which the shares will be repurchased or as to whether and to what extent the share repurchase will be consummated.

Farid Suleman, Chairman and CEO stated: “While Citadel will continue to focus on acquisitions, the Company’s current stock price represents a great opportunity for Citadel to invest its free cash flow to enhance shareholder value.”

Citadel Broadcasting Corporation is a pure play radio broadcaster focused on acquiring, developing and operating radio stations throughout the United States. The Company owns and operates 150 FM and 59 AM radio stations in 45 markets located in 24 states across the country.

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Forward-Looking Statements
The matters discussed in this press release include "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995, as amended. Such statements are subject to a number of risks and uncertainties. Actual repurchases could differ materially from those described in the forward-looking statements as a result of various factors, including market conditions or any other reason. For more information concerning these and other risks and uncertainties affecting the Company, see the risk factors set forth in the Company's reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.